Exhibits 5.1, 8.1 and 23.1
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                        Sidley Austin Brown & Wood LLP
                               787 Seventh Ave.
                           New York, New York 10019
                           Telephone: (212) 839-5300
                           Facsimile: (212) 839-5599






                                                             April 30, 2004

CWALT, Inc.
4500 Park Granada
Calabasas, California  91302



                     Re:   CWALT, Inc.
                           Alternative Loan Trust 2004-8CB
                           Mortgage Pass-Through Certificates,
                           Series 2004-8CB
                           --------------------------------------


Ladies and Gentlemen:

           We have acted as special counsel for CWALT, Inc., a Delaware corporation (the "Company"), in connection with the issuance of the Mortgage Pass-Through Certificates of the above-referenced Series (the "Certificates") pursuant to a Pooling and Servicing Agreement dated as of April 1, 2004 (the "Pooling and Servicing Agreement"), among the Company, as depositor, Countrywide Home Loans, Inc., as a seller ("CHL"), Park Granada LLC, as a seller ("Park Granada" and, together with CHL, the "Sellers"), Countrywide Home Loans Servicing LP, as master servicer (the "Master Servicer"), and The Bank of New York, as trustee (the "Trustee").

           The Certificates will represent the entire beneficial ownership interest in Alternative Loan Trust 2004-8CB (the "Trust Fund"). The assets of the Trust Fund will consist primarily of a pool of conventional, hybrid adjustable-rate mortgage loans (the "Mortgage Loans") secured by first liens on one- to four-family residential properties. Capitalized terms not otherwise defined herein have the meanings ascribed to such terms in the Pooling and Servicing Agreement.

           We have examined such documents and records and made such investigations of such matters of law as we have deemed appropriate as a basis for the opinions expressed below.

Further, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals.

           Based upon the foregoing, we are of the opinion that:

1. The Pooling and Servicing Agreement has been duly authorized, executed and delivered by the Company, the Sellers and the Master Servicer and, assuming due authorization, execution and delivery by the Trustee, constitutes a valid, legal and binding agreement of the Company, the Sellers and the Master Servicer, enforceable against the Company, the Sellers and the Master Servicer in accordance with its terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and to general principles of equity regardless of whether enforcement is sought in a proceeding in equity or at law. In rendering this opinion, we have relied on the opinions of counsel of Sandor E. Samuels, as to matters involving the due authorization, execution and delivery of the Pooling and Servicing Agreement by the Depositor, the Sellers and the Master Servicer.

2. Assuming that the Certificates have been duly executed and countersigned by the Trustee in the manner contemplated in the Pooling and Servicing Agreement, when delivered and paid for, the Certificates will be validly issued and outstanding and entitled to the benefits of the Pooling and Servicing Agreement.

3. Each REMIC described in the Pooling and Servicing Agreement will qualify as a real estate mortgage investment conduit within the meaning of
      Section 860D of the Internal Revenue Code of 1986, as amended (the "Code"), the Regular Certificates will be treated as regular interests in the Master REMIC, and the Class A-R Certificate will represent ownership of the sole class of residual interest in each REMIC created pursuant to the Pooling and Servicing Agreement, assuming: (i) an election is made to treat the assets of each REMIC as a real estate mortgage investment conduit, (ii) compliance with the Pooling and Servicing Agreement and (iii) compliance with changes in the law, including any amendments to the Code or applicable Treasury regulations thereunder. The rights of the Regular Certificates to receive payments from the Carryover Reserve Fund will represent, for federal income tax purposes, separate contractual rights coupled with REMIC regular interests within the meaning of Treasury regulationss.1.860G-2(i).

           The opinion set forth in paragraph 3 is based upon the current provisions and interpretations of the Code, the Treasury regulations issued or proposed thereunder, published Revenue Rulings and releases of the Internal Revenue Service and case law, any of which can be changed at any time. Any change can be retroactive in application and can modify the legal conclusions upon which the opinion is based. Our opinion is limited as described above, and we do not express an opinion on any other tax aspect of the transactions contemplated by the Pooling and Servicing Agreement or the effect of the transactions on Countrywide Financial Corporation, any member of its federal consolidated group or any of its wholly owned affiliates.

           In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the federal tax laws of the United States of America, the corporate laws of the State of Delaware and the laws of the State of New York.


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

           We hereby consent to the filing of this opinion as an exhibit to the Company's Report on Form 8-K dated the date hereof.


                                             Very truly yours,

                                            /s/ SIDLEY AUSTIN BROWN & WOOD LLP
                                            ----------------------------------
                                                SIDLEY AUSTIN BROWN & WOOD LLP


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